For Immediate Release
Thursday, October 8, 2015
Contact: Ryan Hornaday, CFO
rhornaday@emmis.com
317.266.0100

Emmis Announces Second Quarter Earnings
Emmis radio revenues flat, markets down 2%

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ending August 31, 2015.

Emmis’ radio net revenues for the second fiscal quarter were flat at $47.6 million. Per Miller Kaplan reporting, which excludes barter revenues and syndication revenues, Emmis’ second quarter radio revenues were down 0.5% compared to local radio market revenues down 1.9%. Our New York cluster performed much better in the second quarter (up 4.3% in a market down 3.4%).

Emmis’ Publishing division had another solid quarter, with revenues up 3.4%, and up 4.6% year to date. Texas Monthly has demonstrated particularly strong growth in the first half of the year.
Emmis grew station operating income for the second fiscal quarter to $15.3 million, compared to $15.2 million for the same quarter of the prior year. For the second fiscal quarter, operating income was $9.8 million, compared to $12.5 million for the same quarter of the prior year. This decline is nearly entirely attributable to a $2.5 million nonrecurring gain on contract settlement in the prior year.
“Despite our outperformance, the markets where we operate remain challenged. While we are outperforming in a difficult marketplace, the radio industry is clearly in need of a catalyst - and we think we have it with NextRadio,” Jeff Smulyan, CEO of Emmis said. “The addition of AT&T and T-Mobile during the quarter continues the momentum for NextRadio, the Emmis-led industry initiative to make FM broadcast radio available on smartphones and tablets. I’m most pleased by the broad industry support we have garnered for the effort, which we believe will revolutionize radio.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A replay of the call will be available until 6 p.m. on Thursday, October 22 by dialing 203-369-3253.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 9th largest radio portfolio in the United States based on total listeners. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	competition from new or different media and technologies;

•	loss of key personnel;

•
increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	changes in radio audience measurement methodologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended August 31,		Six months ended August 31,

	2015	2014	2015	2014
OPERATING DATA:
Net revenues:
Radio	$47,562	$47,598	$90,155	$92,588
Publishing	14,592	14,113	30,117	28,791
Emerging Technologies	328	113	663	169
Total net revenues	62,482	61,824	120,935	121,548
Station operating expenses excluding depreciation and amortization expense and LMA fees:
Radio	31,880	31,170	60,573	58,530
Publishing	14,038	14,513	29,247	29,453
Emerging Technologies	1,816	610	3,457	1,236
Total station operating expenses excluding depreciation and amortization expense and LMA fees	47,734	46,293	93,277	89,219
Corporate expenses excluding depreciation and amortization expense	3,487	3,341	7,306	8,231
LMA fees	—	383	—	4,208
Hungary license litigation and related expenses	—	192	—	284
Depreciation and amortization	1,403	1,591	2,853	2,944
Gain on contract settlement	—	(2,500)	—	(2,500)
Gain on disposal of assets	—	—	—	(3)
Operating income	9,858	12,524	17,499	19,165
Interest expense	(4,945)	(4,878)	(9,491)	(6,478)
Loss on debt extinguishment	—	(1,455)	—	(1,455)
Other income, net	828	168	838	179
Income before income taxes	5,741	6,359	8,846	11,411
Provision for income taxes	826	2,167	1,773	4,552
Consolidated net income	4,915	4,192	7,073	6,859
Net income attributable to noncontrolling interests	521	1,432	1,154	3,143
Net income attributable to the Company	$4,394	$2,760	$5,919	$3,716

Basic net income per common share	$0.10	$0.06	$0.14	$0.09
Diluted net income per common share	$0.09	$0.06	$0.12	$0.08

Basic weighted average shares outstanding	43,798	42,525	43,537	42,337
Diluted weighted average shares outstanding	47,251	47,544	47,386	47,479

	Three months ended August 31,		Six months ended August 31,

	2015	2014	2015	2014
OTHER DATA:
Station operating income (See below)	$15,269	$15,216	$28,903	$28,591
Cash paid for income taxes, net	—	(35)	216	243
Cash paid for interest	4,092	1,025	8,413	2,395
Capital expenditures	860	1,050	1,281	1,675

Noncash compensation by segment:
Radio	$371	$45	$841	$315
Publishing	129	23	357	155
Emerging Technologies	21	—	47	—
Corporate	1,140	515	2,520	1,061
Total	$1,661	$583	$3,765	$1,531

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$9,858	$12,524	$17,499	$19,165
Plus: Depreciation and amortization	1,403	1,591	2,853	2,944
Plus: Hungary litigation expense and related costs	—	192	—	284
Plus: Corporate expenses	3,487	3,341	7,306	8,231
Plus: Station noncash compensation	521	68	1,245	470
Less: Gain on contract settlement	—	(2,500)	—	(2,500)
Less: Gain on sale of assets	—	—	—	(3)
Station operating income	$15,269	$15,216	$28,903	$28,591

SELECTED BALANCE SHEET INFORMATION:	August 31, 2015	February 28, 2015
Total Cash and Cash Equivalents	$6,751	$3,669
Credit Agreement Debt	$191,613	$193,000
98.7FM Nonrecourse Debt	$67,960	$70,401